FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FOURTH AMENDMENT TO EMPLOYMENT AGREEMENT IS made effective the 10th day of March, 2017 and amends that certain Employment Agreement dated December 26, 2001 between The Hackett Group, Inc. (formerly known as Answerthink, Inc., and formerly known as AnswerThink Consulting Group, Inc.) (the “Company”) and David N. Dungan (the “Executive”).

Whereas the Executive and the Company previously entered into the Employment Agreement;

Whereas the Employment Agreement was amended by that certain Amendment to Employment Agreement dated November 10, 2004 (the “First Amendment”);

Whereas the Employment Agreement was amended by that certain Amendment to Employment Agreement dated March 24, 2006 (the “Second Amendment”);

Whereas the Employment Agreement was amended by that certain Amendment to Employment Agreement dated December 30, 2008 (the “Third Amendment”); and

Whereas the Compensation Committee of the Board of Directors of the Company and the Executive believe it is in the best interests of the Company to amend the Employment Agreement to clarify certain terms stated therein.

Now therefore, in consideration of the continuing mutual covenants and agreements set forth herein and in the Employment Agreement as amended by the First, Second and Third Amendments and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.	Section 9(d) shall be amended and restated in its entirety to read and provide as follows:

(d) By the Company without Cause or by the Executive for Good Reason.  If the Company terminates the Executive’s employment during the Employment Period other than for Cause, disability or death pursuant to Section 8(a)(i) or (ii) hereof, or the Executive terminates his employment during the Employment Period for Good Reason pursuant to Section 8(a)(iii) hereof, (i) the Company shall pay the Executive his full Base Salary through the Date of Termination and all other unpaid amounts, if any, to which the Executive is entitled as of the Date of Termination in connection with any fringe benefits or under any bonus incentive compensation plan or program of the Company pursuant to Sections 5(b) and (c) hereof, at the time such payments are due, (ii) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units) as of the Date of Termination; (iii) all deferred and incentive compensation or bonus amounts awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and nonforfeitable upon the Date of Termination and (iv), subject to Section 9(e) hereof, the Company shall pay the Executive the Severance Payments payable in a lump sum on the Company’s next regular salary payment date following the Date of Termination. In addition, the Company shall have the option by delivering notice to the Executive in accordance with Section 11 hereof within 5 days after the Date of Termination to pay the Executive two hundred percent (200%) of the Severance Payment in a lump sum on the Company’s next regular salary payment date following the delivery of such notice.

2.	The definition of “Good Reason” in Section 21 shall be amended in its entirety to read and provide as follows:

“Good Reason” means: (i) a material diminution in the Executive’s Base Salary or other compensation opportunities; (ii) a material change in the geographic location at which the Executive must perform services (a change in principal office location will be considered material only if it increases the Executive’s current one-way commute by more than fifty (50) miles); (iii) a failure of any successors to the Company after a Change of Control to perform or cause the Company to perform the obligations of the Company under this Agreement; (iv) any action or inaction of the Company that constitutes a material breach of the terms of this Agreement; (v) any material adverse change in the Executive’s status, titles, duties, authorities or responsibilities; or (vi) a requirement that that the Executive report to any individual other than the Chief Executive Officer of the Company.

3.	Section 22 Vesting and Transaction Bonus Upon Change of Control shall be amended and restated in its entirety to read and provide as follows:

In the event the Executive’s employment with the Company is terminated by the Company without Cause (other than on account of the Executive’s death or Disability) or the Executive resigns for Good Reason, in either case within [twelve (12)] months following a  Change of Control, (i) the Executive’s rights with respect to stock options, shares of restricted stock and restricted stock units previously granted by the Company shall be fully vested and nonforfeitable (and shares of stock shall be delivered to the Executive in satisfaction of restricted stock units); (ii) all deferred and incentive compensation or bonus amount awarded by the Company to the Executive and other contingent or deferred compensation awards or grants made by the Company to the Executive, or otherwise made in connection with the Executive’s employment hereunder, shall become fully vested and nonforfeitable; and (iii) the Company shall pay the Executive an amount equal to two hundred percent (200%) of the Executive’s average total compensation for the three (3) full fiscal years immediately preceding the Change of Control (the “Transaction Bonus”); provided, however, that if the Transaction Bonus is based in any part on the Executive’s compensation for fiscal years 2014 and/or 2015, the equity-based bonus amount included in the Executive’s total compensation for such fiscal years shall be multiplied by a factor of two (2) for purposes of determining amount of the Transaction Bonus.  The Transaction Bonus shall be payable in a lump sum on the Company’s next regular salary payment date on which the Change of Control occurs.

4.	All other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Agreement on March 10, 2017.

The Hackett Group, Inc.

Attest:

By:	By:	/s/ Frank Zomerfeld
	Name:	Frank Zomerfeld
	Title:	General Counsel and Secretary

David N. Dungan
Attest:

By:	/s/ David N. Dungan